Exhibit 10.6

The English version of this document is a translation of the original version in Chinese. In the event of any discrepancies between the Chinese and English versions, the Chinese version shall prevail.

Premises Lease Contract

This lease contract is made by and between:

Lessor: Mercuries Life Insurance Company Ltd. (hereinafter referred to as Party A)

Lessee: Taiwan Liposome Company, Ltd. (hereinafter referred to as Party B)

This lease contract is entered into by both parties, through negotiation, with the following terms:

Article I             Premises Location, Scope of Use, and Purpose of Use

1.	Party A leases for Party B’s use the premises at 2nd Floor, No. 3 Yuanqu Street, Nangang District (including public facilities and 20 flat motorcycle parking spaces including Nos. 691, 692, 705, 706, 707, 708, 709, 710, 711, 712, 713, 714, 723, 724, 725, 726, 727, 728, 729, and 730) totaling in area 610.13 ping, 10 flat basement parking spaces including Nos. 124, 125, 126, 157, 158, 159, 187, 188, 189, 190, and two mechanical parking spaces, including Nos. 1118 and 1119.
2.	The aforementioned premises are provided to Party B to use as office space and parking spaces. If Party B uses the premises for other purposes without Party A’s consent, Party will be deemed as breaching this contract.

Article II            Lease Term

1.	The parties agree that the lease term of this contract is from April 1, 2017 to March 31, 2022.
2.	Party B shall notify Party A in writing three months prior to the lease’s expiration whether or not it intends to continue the lease of these premises. This lease contract will automatically terminate if no renewed contract is entered into by the parties before the lease’s expiration.
3.	Party A agrees that Party B has the right of first refusal, under the same terms and conditions offered to other potential lessees, to renew the lease term after it expires. However, if Party B fails to reply in writing and agree to continue the lease term under the same terms and conditions within 10 business days after receiving written notice from Party A, its right of first refusal is deemed to be waived.
4.	If Party B continues to use the premises without renewing the contract after the lease’s expiration, this constitutes unlawful occupation. In this case, Party B cannot apply Article 451 of the Civil Code or claim other objections.
5.	If any party needs to notarize this lease contract, the other party shall provide necessary support to it. The notarization fees shall be equally borne by both parties.

Article III         Rent and Payment Method

1.	The parties agree on the rent as below:

NTD 855,750 per month (including tax and excluding management fees) for the term from April 1, 2017 to March 31, 2020.

NTD 898,538 per month (including tax and excluding management fees) for the term from April 1, 2020 to March 31, 2022.

2.	Beginning from the starting date of the lease term, Party B shall pay the applicable building management fees subject to the use scope of the premises, water, electricity and gas fees, as well as other fees generated from Party B’s lease and business operations.
3.	Payment method of the rent:

Party B shall, within the first 10 days of each month during the lease term, remit at Party B’s own cost the rent payment to the bank account designated by Party A. Party A’s bank account information is as below:

Bank: Cathay United Bank, World Trade Center Branch

Account: 065030016160

Account Name: Mercuries Life Insurance Company Ltd.

4.	If the starting day of this lease contract is not the first day of the month, or if the ending day of this lease contract is not the last day of the month, Party B shall, according to the payment method described above, pay the rent proportionately to the actual lease days.
5.	The security deposit is NTD 2,445,000 in total, which shall be paid by Party B to Party A on the day the occupation of premises is transferred. There is no need to pay the security deposit when renewing the lease term, as it has been paid in the previous term.

Article IV         Premises Returns and Repair

1.	Both parties agree to hand over the premises at their current condition. After the parties enter into this contract, Party B may carry out construction on or decorate the interior of the premises provided that the building structure is not affected and this work falls within the basic layout. Additionally, Party B can only commence the construction or interior decoration after obtaining Party A’s consent and approval from the management department of the building.
2.

Party A shall, within a reasonable time period after notified by Party B, repair or maintain wear and tear caused by aging or other reasons not attributable to Party B, and shall try to minimize impacts on Party B’s normal use of the premises. Party B is responsible to well maintain the premises during daily use. If the leased premises are damaged due to any reason attributable to Party B, Party B shall, after obtaining party A’s consent, repair the premises on its own cost. Unless otherwise agreed in writing by

Party A, the repaired part shall remain the same size and function as the previous one before the damage.
3.	Within the lease term, any damages to the premises’ building structure and public facilities shall be repaired by Party A; while lighting and air conditioners shall be installed and periodically maintained by Party B. All decorations, partitions or fixtures added by Party B shall be repaired and maintained by Party B at its own cost.
4.	Party B shall, pursuant to the Regulations for Inspecting and Reporting Buildings Public Security, apply for a building public security inspection for the leased premises. In addition, Party B shall apply for a building firefighting security inspection according to the Fire Services Act and its enforcement rules. If Party B fails to apply for such inspections as required in the regulations set forth above, or the premises are unqualified in the inspection resulting from Party B’s acts, decorations, partitions, or added fixtures, Party B will be liable for any liabilities thereunder. Party B is responsible at its own cost to deconstruct, alter or improve the premises to comply with standards provided in the security regulations.

Article V          Limitations on Use of the Premises

1.	Without Party A’s consent, Party B cannot sublease, assign, or transfer the entirety or a portion of the premises, or otherwise allow others to use the premises, unless the counterparty is Party B’s affiliated enterprise.
2.	Unlawful use of the premises by Party B is not permitted, nor is the storage of hazardous items impacting public safety.
3.	Party B shall not carry on any business contrary to public order and good social customs.

Article VI         Premises Fees & Responsibilities

1.	Party A shall provide necessary documents to Party B in order to obtain its business registration, but the additional fees shall be borne by Party B.
2.	All taxes applicable to the premises shall by paid by Party A.
3.	Party B is responsible for payment of water, electricity and gas fees, building and parking spaces management fees, and other expenses incurred from use or business operation.

Article VII        Management Agreement

Party B agrees to abide by the premises’ building management rules. If Party B fails to correct its misconduct after reported or advised by others, Party A is entitled to apply Article IX of this lease contract.

Article VIII       Contract Termination or Lease Term Expiration

1.	If a party intends to terminate the contract during the lease term, three months’ prior notice in writing to the other party is required before the termination comes into effectiveness.
2.	At the lease’s termination or expiration, Party A agrees to take back the premises with then current decoration, but Party B shall vacate the premises before returning possession to Party A. If Party B fails to perform its aforementioned responsibilities, Party A may employ other parties to vacate the premises at Party B’s cost. Party B has no right to raise any objections in this regard, nor claim for moving fee or other fees from Party A
3.	After Party B has returned the premises to Party A according to the preceding paragraph, and has handed over the original security deposit receipt to Party A, the security deposit shall be returned to Party B without interest.
4.	During the lease term, if the premises become incapable for use due to reasons not attributable to Party B, Party B is entitled to terminate this contract by notifying Party A in writing. Such termination is not subject to Paragraph 1 of Article VIII. Party A shall, within seven days following the termination, reimburse undue rent to Party B and return the security deposit in accordance with the preceding paragraph.

Article IX         Breach of Contract and Consequences

1.	If Party B delays in paying rent, and still does not pay after notification by Party A and upon expiration of the correction period given by it, Party A will be entitled to terminate this lease contract and deduct the delinquent rent payment and relevant costs from the security deposit.
2.	If any party breaches the contract and fails to correct such misconduct after notification by the other party and upon expiration of the correction period given by it, the other party will be entitled to terminate this lease contract. Additionally, the defaulting party shall compensate the other party with reasonable costs and damages resulted from such default. If Party B breaches the contract, Party B agrees that Party A could deduct its reasonable costs and damages resulting from such default from the security deposit. If Party A breaches the contract, Party A agrees that Party B can deduct reasonable costs and damages resulting from such default from the rent (including but not limited to the rent generated during the period where Party A fails to repair or maintain the premises in a timely manner, and thus the premises are not capable for use by Party B).
3.

At the lease’s termination or expiration, if Party B is not able to move out and vacate the premises in time due to reasons not attributable to it, Party A and Party B shall negotiate in good faith and conclude a grace period to allow Party B to move out. If Party B fails to move out and vacate the premises in time due to reasons other than the forgoing scenario, Party B shall pay, in addition to daily fees equivalent to daily rent, a penalty equivalent to the daily rent during the same period. In this case, Party A is entitled to dispose of materials left behind by Party B in the premises, and take back all rights in the Premises. Party B has no right to claim damage compensation or any other rights from Party A. Party B agrees that Party A can deduct, from the security deposit, costs Party A has paid to dispose of materials left behind in the premises by Party B.

4.	Party B is liable for the balance if the security deposit is not sufficient to pay out its debt hereunder. Before Party B pays out its payable fees and compensatory damages to Party A, Party A has a lien in the objects within the premises. Party B has no right to raise any objections in this regard. Any fees generated from the lien shall also be borne by Party B.
5.	This lease contract may be notarized for the purpose of enforcing this contract by making it the basis of compulsory enforcement. If any party defaults, the other party may, using this contract as the basis of enforcement, apply for compulsory enforcement.

Article X          Governing Law, Jurisdiction and Other

1.	Both parties shall interpret details uncovered in this contract in good faith according to applicable laws of the Republic of China.
2.	The parties agree that when litigation occurs, the disputes arising from this contract shall be submitted to Taiwan Taipei District Court for the first instance.
3.	All notices by any party to the other party shall be served to the address provided in this contract. If there are later changes that have not been communicated in written form to the other party, due to inability to deliver or refusal of acceptance, then the legal date of notice is the first date of postal service.
4.	This contract is executed with two copies, with each party retaining one, and effective after each party has affixed its seal or signed.

Parties to the Contract

Party A: Mercuries Life Insurance Company Ltd.

Legal Representative: Hsiang-Chie Chen

Address: 3rd Floor, No. 6, Section 3, Minquan East Road, Zhongshan District, Taipei City

Government Uniform Invoice Number: 84443471

Party B: Taiwan Liposome Company, Ltd.

Legal Representative: Chih-Hong Yeh

Address: 11th Floor-1, No. 3, Yuanqu Street, Nangang District, Taipei City

Government Uniform Invoice Number: 16176150

March 29, 2017